Execution Version

ESCROW AGREEMENT

BETWEEN

COMMODORE HOLDINGS, L.L.C.,

HBK CARAVELLE, L.L.C.

TRIMARAN FUND MANAGEMENT, LLC

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

AND

THE BANK OF NEW YORK MELLON

DATED AS OF FEBRUARY 29, 2012

ACCOUNT NUMBER(S)____________________________

SHORT TITLE OF ACCOUNT_______________________________

ESCROW AGREEMENT made this 29th day of February, 2012 by and among THE BANK OF NEW YORK MELLON (“Escrow Agent”), COMMODORE HOLDINGS, L.L.C., a Delaware limited liability company (“Buyer”), TRIMARAN FUND MANAGEMENT, LLC, a Delaware limited liability company (“TFM”) and HBK CARAVELLE, L.L.C., a Delaware limited liability company (together with TFM, each a “Seller” and, collectively, the “Sellers”) and the Sellers’ Representative (as defined below).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of February 29th, 2012, among Buyer, Kohlberg Capital Corporation, a Delaware corporation (“KCAP”), Trimaran Advisors, L.L.C., a Delaware limited liability company (the “Company”), each Seller, Jay R. Bloom and Dean C. Kehler (each, a “Principal” and, collectively, the “Principals”) (the “Purchase Agreement”), Buyer is purchasing from the Sellers all of the equity interests in the Company;

WHEREAS, Section 2.03 of the Purchase Agreement provides that Buyer will deposit 2,150,000 shares of common stock, par value $0.01 per share, of KCAP (“KCAP Common Stock”) out of the aggregate consideration to be paid under the Purchase Agreement (the “Escrow Shares”) and $2,500,000 in cash (the “Escrow Cash”) into an escrow account (the “Escrow Account”) to be held and distributed by the Escrow Agent in accordance with the terms of this Agreement;

WHEREAS, the terms used and not defined herein shall have the meaning set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree that the Escrow Agent shall hold in escrow and shall distribute Escrow Share Property and Escrow Cash Property (each as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I.            INSTRUCTIONS:

1.          Escrow Share Property and Escrow Cash Property

The property and/or funds deposited or to be deposited with Escrow Agent by Buyer shall be the Escrow Shares and Escrow Cash. The Escrow Shares, plus all KCAP Common Stock delivered to the Escrow Agent or any other securities or other property and/or funds issued or distributed to the Escrow Agent with respect to the Escrow Shares (or Escrow Share Property) in connection with any stock dividend, stock split, recapitalization, merger or consolidation of KCAP other than, in all cases, cash dividends or interest payments (“Distributions”), less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are, together with the Tendered Cash (as defined in Section 1.3(e)(vi) below), collectively referred to herein as “Escrow Share Property”. The Escrow Cash, other than interest payments thereon, is referred to herein as “Escrow Cash Property.”

The Escrow Agent shall cause all distributions of cash, whether or not constituting Escrow Share Property or Escrow Cash Property, required to be made to the Sellers’ Representative or the Buyer, as the case may be, to be made no later than five Business Days after (i) in the case of cash constituting Distributions, its receipt of such cash, (ii) in the case of cash not constituting Distributions, within five Business Days of its receipt of the joint instructions from the Buyer and the Sellers’ Representative instructing the Escrow Agent to distribute same. The Escrow Agent shall cause all distributions of Escrow Shares required to be made to the Sellers’ Representative pursuant to Section I.3(e)(i), (ii) or (iv) to be made as promptly as practicable following its receipt of the joint instructions from the Buyer and the Sellers’ Representative instructing the Escrow Agent to distribute same.

2.           Rights with Respect to Escrow Share Property and Escrow Cash Property

(a)          Escrow Share Property. The Sellers’ Representative shall be entitled to vote, or give consent with respect to, all securities as are, from time to time, held as Escrow Share Property and to receive all cash dividends and interest payments thereon. The Sellers’ Representative shall also be entitled to participate in any tender or exchange offer in respect of securities constituting Escrow Share Property with the proceeds from any such transaction to constitute Escrow Share Property. The Escrow Agent shall follow all instructions of Sellers’ Representative in respect of the voting of Escrow Share Property. Escrow Agent shall notify Sellers’ Representative of such rights or discretionary actions or of the date or dates by when such rights must be exercised or such action must be taken provided that Escrow Agent has received, from the issuer or the relevant depository, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, Escrow Agent shall have no liability for failing to so notify Sellers’ Representative. In order for Escrow Agent to act, it must receive Sellers’ Representative’s written directions at Escrow Agent’s offices, addressed as Escrow Agent may from time to time request, not later than noon at least two (2) Business Days prior to the last scheduled date to act with respect to such securities (or such earlier date or time as Escrow Agent may notify Sellers’ Representative). Absent Escrow Agent’s timely receipt of such written direction, Escrow Agent shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities. As used herein the term Business Day shall mean any day on which Escrow Agent and the relevant depositories are open for business.

(b)          Escrow Cash Property. The Sellers’ Representative shall be entitled to receive all investment payments on all Escrow Cash as is, from time to time, held as Escrow Cash Property.

3.           Distribution of Escrow Share Property

The Escrow Agent is directed to hold and distribute the Escrow Share Property in accordance with this Section I.3.

(a)          Indemnification Claim Notice. From time to time prior to the date that is 18 months after the date of this Agreement (the “Last Notice Date”), Buyer may provide the Sellers’ Representative (with a copy to the Escrow Agent) with written notice (an “Indemnification Notice”) setting forth the actual or estimated dollar amounts of any claim for which a Buyer Indemnified Person reasonably believes it may become entitled to indemnification, and, in reasonable detail (to the extent known) the nature of such claim, pursuant to Section 7.01 or 8.01 of the Purchase Agreement (a “Buyer Indemnification Claim”). If the Sellers’ Representative does not provide the Escrow Agent with a written notice disputing such Buyer Indemnification Claim (an “Indemnification Claim Objection”, the form of which is attached as Exhibit A) prior to 5:00 p.m., New York City time, on the twentieth (20th) day after the date on which the Escrow Agent received the applicable Indemnification Notice, then the dollar amount of such Buyer Indemnification Claim set forth in such Indemnification Notice shall be deemed conclusive for purposes of this Agreement, and on the Business Day immediately following such twentieth (20th) day, the Escrow Agent shall, subject to Section I.3(d) and, if applicable, Section I.3(e)(iii) and (iv), upon its receipt of a joint written direction from the Buyer and the Sellers’ Representative (which joint written direction Buyer and the Sellers’ Representative hereby agree to provide as promptly as reasonably practicable following such twentieth (20th) day) which (i) identifies the number of Escrow Shares to be sold (which amount shall be sufficient to yield cash proceeds in an amount equal to 105% of the Buyer Indemnification Claim calculated using the VWAP of the Escrow Shares as of such twentieth (20th) day); (ii) states that the restricted legend will be removed from such Escrow Shares following such sale; (iii) identifies any applicable volume limitations applicable to such sale and (iv) states that any holding requirements specified in Rule 144 promulgated under the 1933 Act (as in effect as amended from time to time, or any successor rule thereto, “Rule 144”) have been satisfied (upon which the Escrow Agent shall be entitled to conclusively rely), liquidate, as soon as practicable (and subject to any applicable limitations under Rule 144 as identified in the aforementioned written direction) by Sale Order (as defined in Section I.3(e)(vi) below), Escrow Shares in the amount identified in the aforementioned written direction (net of any expenses associated with such sale) and shall distribute the lesser of (1) the net proceeds of such sale or (2) cash in an amount equal to the Buyer Indemnification Claim. To the extent that the Rule 144 volume limitation (or any other limitation) prevents the Escrow Agent from liquidating a sufficient number of shares in the Escrow Share Property to satisfy in full such Buyer Indemnification Claim, the Escrow Agent shall, as soon as eligible under Rule 144 (or such other limitation), which shall be determined by Sellers’ Representative and notified (which notification the Sellers’ Representative hereby agrees to provide as promptly as reasonably practicable) to the Escrow Agent in writing (and the Escrow Agent shall be entitled to conclusively rely upon such notification) liquidate, subject to Section I.3(d) and, if applicable, Section I.3(e)(iii) and (iv), by Sale Order such additional number of Escrow Shares as it is instructed to by Sellers’ Representative (which instruction the Sellers’ Representative hereby agrees to provide as promptly as reasonably practicable) necessary to yield cash proceeds in an amount equal to 105% of the unsatisfied portion of such Buyer Indemnification Claim calculated using the VWAP of the Escrow Shares as of the date of such letter and shall distribute the lesser of (1) the net proceeds of such sale or (2) cash in an amount equal to the unsatisfied portion of the Buyer Indemnification Claim. The Sellers’ Representative shall send a copy of any Indemnification Claim Objection to Buyer at the same time and in the same manner as the Indemnification Claim Objection is delivered to the Escrow Agent. The Escrow Agent shall not inquire into or consider whether a Buyer Indemnification Claim complies with the requirements of the Purchase Agreement.

(b)          Indemnification Claim Objection. If an Indemnification Claim Objection is given with respect to a Buyer Indemnification Claim, then, except as otherwise set forth in Section I.3(c), the Escrow Agent shall upon its receipt of a joint written direction from the Buyer and the Sellers’ Representative (which joint written direction Buyer and the Sellers’ Representative hereby agree to provide as promptly as reasonably practicable following the joint written instructions described in clause (A) of the first sentence of this Section I.3(b) or the Final Order referenced below) which (i) identifies the number of Escrow Shares to be sold (which amount shall be sufficient to yield cash proceeds in an amount equal to 105% of the amount identified in the joint written instructions described in clause (A) of the first sentence of this Section I.3(b) or the Final Order referenced below calculated using the VWAP of the Escrow Shares as of the date of such joint written instructions or Final Order); (ii) states that the restricted legend will be removed from such Escrow Shares following such sale; (iii) identifies any applicable volume limitations applicable to such sale and (iv) states that any holding requirements specified in Rule 144 have been satisfied (upon which the Escrow Agent shall be entitled to conclusively rely), liquidate, subject to Section I.3(d) and (h) and, if applicable, Section I.3(e)(iii) and (iv), and to any applicable limitations under Rule 144 as identified in the aforementioned written direction, by Sale Order a portion of the Escrow Shares (in the amount identified in the aforementioned written direction) with respect to such Buyer Indemnification Claim only in accordance with (A) joint written instructions of Buyer and Sellers’ Representative or (B) a final, non-appealable court order enforcing an award with respect to such Buyer Indemnification Claim and directing a sale or distribution of all or a portion of the Escrow Share Property and the distribution to Buyer of some or all of the proceeds from such sale (net of any expense associated with such sale) equal (together with any cash constituting Escrow Share Property to be distributed to Buyer in accordance with such order) to the amount owing Buyer in respect of such Buyer Indemnification Claim (a “Final Order”) and the Escrow Agent will distribute the lesser of (1) the net proceeds of such sale or (2) cash in an amount equal to the amount identified in the joint written instructions described in clause (A) of the first sentence of this Section I.3(b) or the Final Order; provided, however, that to the extent that the Rule 144 volume limitation (or any other limitation) prevents the Escrow Agent from liquidating the number of shares in the Escrow Share Property to be so liquidated in accordance with such joint instruction described in clause (A) of the first sentence of this Section I.3(b) or such Final Order, the Escrow Agent shall, as soon as eligible under Rule 144 (or such other limitation), which shall be determined by Sellers’ Representative and notified (which notification the Sellers’ Representative hereby agrees to provide as promptly as reasonably practicable) to the Escrow Agent in writing (and the Escrow Agent shall be entitled to conclusively rely upon such notification) liquidate, subject to Section I.3(d) and, if applicable, Section I.3(e)(iii) and (iv), by Sale Order such additional number of Escrow Shares as it is instructed to by Sellers’ Representative (which instruction the Sellers’ Representative hereby agrees to provide as promptly as reasonably practicable) necessary to yield cash proceeds in an amount equal to 105% of the unsatisfied portion of the amount identified in such joint instruction described in clause (A) of the first sentence of this Section I.3(b) or such Final Order calculated using the VWAP of the Escrow Shares as of the date of such letter and shall distribute the lesser of (1) the net proceeds of such sale or (2) cash in an amount equal to the unsatisfied portion of the amount identified in such joint instruction described in clause (A) of the first sentence of this Section I.3(b) or such Final Order. If the Escrow Agent does not receive joint written instructions, or a copy of a Final Order, with respect to such Indemnification Claim Objection that, in either case, directs the Escrow Agent to effect a liquidation or sale of a portion of the Escrow Share Property and distribute the proceeds to Buyer, then the Escrow Agent shall continue to hold the portion of the Escrow Share Property that was the subject of such Indemnification Claim Objection pursuant to this Agreement until distributed as provided in Section I.3(e).

(c)          Partial Objection. If an Indemnification Claim Objection includes an objection to only a portion of a Buyer Indemnification Claim, then the Escrow Agent shall upon its receipt of a joint written direction from the Buyer and the Sellers’ Representative (which joint written direction Buyer and the Sellers’ Representative hereby agree to provide as promptly as reasonably practicable after delivery of such Indemnification Claim Objection) which (i) identifies the number of Escrow Shares to be sold (which amount shall be sufficient to yield cash proceeds in an amount equal to 105% of the portion of the Buyer Indemnification Claim for which there is no objection calculated using the VWAP of the Escrow Shares as of the date of delivery of such Indemnification Claim Objection); (ii) states that the restricted legend will be removed from such Escrow Shares following such sale; (iii) identifies any applicable volume limitations applicable to such sale and (iv) states that any holding requirements specified in Rule 144 have been satisfied (upon which the Escrow Agent shall be entitled to conclusively rely) liquidate, as soon as practicable (and subject to any applicable limitations under Rule 144 as identified in the aforementioned written direction) by Sale Order, Escrow Shares in the amount identified in the aforementioned written direction (net of any expenses associated with such sale) and shall distribute the lesser of (1) the net proceeds of such sale or (2) cash in an amount equal to the portion of the Buyer Indemnification Claim for which there is no objection. To the extent that the Rule 144 volume limitation (or any other limitation) prevents the Escrow Agent from liquidating a sufficient number of shares in the Escrow Share Property to satisfy in full the portion of the Buyer Indemnification Claim for which there is no objection, the Escrow Agent shall, as soon as eligible under Rule 144 (or such other limitation) which shall be determined by Sellers’ Representative and notified (which notification the Sellers’ Representative hereby agrees to provide as promptly as reasonably practicable) to the Escrow Agent in writing (and the Escrow Agent shall be entitled to conclusively rely upon such notification) liquidate, subject to Section I.3(d) and, if applicable, Section I.3(e)(iii) and (iv), by Sale Order such additional number of Escrow Shares as it is instructed to by Sellers’ Representative (which instruction the Sellers’ Representative hereby agrees to provide as promptly as reasonably practicable) necessary to yield cash proceeds in an amount equal to 105% of the unsatisfied portion of the portion of such Buyer Indemnification Claim for which there is no objection calculated using the VWAP of the Escrow Shares as of the date of such letter and shall distribute the lesser of (1) the net proceeds of such sale or (2) cash in an amount equal to the unsatisfied portion of the portion of the Buyer Indemnification Claim for which there is no objection.

(d)          Material Non-Public Information. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall not be required to deliver any instruction or direction to the Escrow Agent directing the sale of Escrow Share Property if, in the Sellers’ Representative’ reasonable judgment, the Sellers, the Principals or any of their affiliates possess information concerning KCAP or its subsidiaries that has not been publicly disclosed, for purposes of the federal securities laws, so long as the Sellers’ Representative delivers (in lieu of and at such time as such instruction or direction would have been otherwise required to be delivered) (i) to the Buyer a notice describing such information in reasonable detail and (ii) either (1) to the Escrow Agent Tendered Cash in immediately available funds equal to the obligation of the Sellers’ Representative pursuant to Section I.3(a), (b) or (c), as the case may be, giving rise to the need to liquidate the Escrow Share Property or (2) to the Escrow Agent and Buyer an affidavit to the effect that none of the Sellers nor the Principals nor any of their controlled affiliates (so long as such controlled affiliate is not prohibited by applicable Legal Requirements from liquidating such interest to settle such claim) has sufficient available cash or cash equivalents (after taking into account cash or cash equivalents required for reasonable living expenses for the following six month period) to satisfy the obligation of the Sellers’ Representative pursuant to Section I.3(a), (b) or (c), as the case may be. To the extent the Sellers’ Representative deliver to the Escrow Agent Tendered Cash pursuant to clause (ii)(2) above, the Escrow Agent shall use such Tendered Cash to satisfy the obligation of the Sellers’ Representative pursuant to Section I.3(a), (b) or (c), as the case may be. Unless the Sellers’ Representative has delivered to the Escrow Agent Tendered sufficient Cash to satisfy in full the obligation of the Sellers’ Representative pursuant to Section I.3(a), (b) or (c), as the case may be, the Sellers’ Representative agrees to deliver, reasonably promptly after it concludes that none of it nor any of its affiliates possesses material information concerning KCAP or its subsidiaries that has not been publicly disclosed for purposes of the federal securities laws, any instruction or direction to the Escrow Agent necessary to direct the sale of Escrow Share Property necessary to satisfy in full the obligation of the Sellers’ Representative pursuant to Section I.3(a), (b) or (c), as the case may be.

(e)          Escrow Share Property Distributions to the Sellers’ Representative.

(i)           Release of Escrow Share Property on First Release Date. On the date that is the earlier of the thirtieth (30th) day after (A) the date on which KCAP’s audited consolidated financial statements for 2012 have been completed and filed with the SEC as part of KCAP’s Annual Report on Form 10-K or (B) March 31, 2013 (the “First Release Date”), the Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to distribute to the Sellers’ Representative the First Release Escrow Share Property (as defined in Section I.3(e)(vi) below, provided such instruction shall identify the relevant number of Escrow Shares and amount of Escrow Share Property not included in the definition of First Release Escrow Share Property), as of such date, less the aggregate amount of all Unpaid Claims (as defined in Section I.3(e)(vi) below) as of such date, such reduction to be effected in accordance with Section I.3(e)(v) and the Escrow Agent shall comply with such instructions.

(ii)          Release of Escrow Share Property on Last Notice Date. On the Last Notice Date (as defined in Section I.3(a)), the Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to distribute to the Sellers’ Representative the Last Notice Escrow Share Property (as defined in Section I.3(e)(vi) below), as of such date, less the aggregate amount of all Unpaid Claims (as defined in Section I.3(e)(vi) below) as of such date, such reduction to be effected in accordance with Section I.3(e)(v) and the Escrow Agent shall comply with such instructions.

(iii)         Liquidation of First Release Escrow Share Property and Last Notice Date Escrow Share Property Remaining Subject to Escrow. (A) After the First Release Date but before the Last Notice Date, the Escrow Agent shall liquidate by Sale Order the portion of the First Release Escrow Share Property withheld on the First Release Date, in respect of an Unpaid Claim pursuant to Section I.3(e)(i), and all other First Release Escrow Share Property received by the Escrow Agent in respect of such Unpaid Claim, to the extent required by, and in accordance with, Section I.3(a) – (d), and, to the extent the proceeds in respect of (and cash constituting) such property is not adequate to discharge such Unpaid Claim, the Escrow Agent shall liquidate by Sale Order such portion of the Escrow Share Property that is not First Release Escrow Share Property, in accordance with Section I.3(a) – (d), as is necessary to satisfy in full such Unpaid Claim and, in each case, deliver the proceeds of such liquidation (and cash constituting Escrow Share Property in respect of such claim), up to the amount of such Unpaid Claim, to the Buyer. (B) After the Last Notice Date, the Escrow Agent shall liquidate by Sale Order, to the extent required by and in accordance with, Section I.3(a) – (d), the portion of the Last Notice Escrow Share Property withheld on such date in respect of each Unpaid Claim pursuant to Section I.3(e)(ii) and all other Last Notice Escrow Share Property thereafter received by the Escrow Agent in respect of any such Unpaid Claim and shall deliver the proceeds of such liquidation (and cash constituting Escrow Share Property in respect of such claim), up to the amount of such Unpaid Claim, to the Buyer.

(iv)         Certain Distributions of Escrow Share Property after First Release Date and Last Notice Date. On each Payment Date (as defined below) in respect of an Unpaid Claim, the Escrow Agent shall distribute the portion of the Escrow Share Property (other than Tendered Cash), and on the date on which any Unpaid Claim is no longer outstanding, the Escrow Agent shall distribute the portion of the Escrow Share Property (including Tendered Cash), in each case in respect of such claim, to the Sellers’ Representative; provided that no distribution pursuant to this Section I.3(e)(iv) shall be permitted prior to the Last Notice Date in respect of any Buyer Indemnification Claim asserted and notified to the Sellers’ Representative after the First Release Date.

(v)          Computation of Withheld Portions of First Release Escrow Share Property and Last Notice Escrow Share Property; Taxes and Expenses. The portion of First Release Escrow Share Property and Last Release Escrow Share Property withheld in respect of Unpaid Claims shall be set forth in a certificate prepared by the Buyer and submitted to the Escrow Agent and the Sellers’ Representative, such portion shall be determined as follows: (x) first, to the extent any portion of the First Release Escrow Share Property or Last Release Escrow Share Property, as the case may be, constitutes cash, an amount of cash equal to the amount of such Unpaid Claim shall be withheld; (y) second, to the extent the amount of such cash included in such portion of the Escrow Share Property is less than the amount of such Unpaid Claim, a number of Escrow Shares included in such portion of such Escrow Share Property equal to the quotient obtained by dividing the remaining amount of such Unpaid Claim by the VWAP (as defined in Section 1.3(e)(vi)) of the KCAP Common Stock as of the date of such release date; and (z) third, to the extent the Escrow Share Property withheld pursuant to the immediately preceding clauses (x) and (y) is less than the amount of such Unpaid Claim, other assets included in such portion of such Escrow Share Property shall be so withheld based on the fair market value (as reasonably determined by the Buyer) of such assets (with such value, in the case of publicly traded securities, to equal the VWAP thereof as of the date of such release date).

(vi)         Certain Definitions. As used herein, (A) an “Unpaid Claim” means, in respect of any date (1) any Buyer Indemnification Claim that is due and payable pursuant to Section I.3 of this Agreement but unpaid as of such date and (2) any Buyer Indemnification Claim that has been asserted and notified to the Sellers’ Representative but is the subject of an Indemnification Claim Objection (in whole or in part) or with respect to which the time period for the Sellers’ Representative to deliver an Indemnification Claim Objection has not expired, and (B) the amount of an Unpaid Claim described in subclause (2) above means the amount of such claim remaining subject to dispute pursuant to the terms of the Purchase Agreement and this Agreement. Buyer and the Sellers’ Representative shall promptly notify the Escrow Agent, in writing, when an Unpaid Claim is no longer outstanding or of any other reduction in the amount of such claim.

(B)         “First Release Escrow Share Property” means all Escrow Share Property (other than 900,000 Escrow Shares and all other Escrow Share Property in respect of or held in connection with such 900,000 Escrow Shares) as of the First Release Date, such number of shares to be adjusted for any reverse stock split in respect of the KCAP Common Stock, and all other Escrow Share Property received by the Escrow Agent pursuant to Section I.1 or I.2(a) and Tendered Cash received by the Escrow Agent, in each case in respect of such Escrow Share Property (other than such 900,000 Escrow Shares and other Escrow Share Property in respect of or held in connection therewith) after such date but on or before the Last Notice Date.

(C)         “Last Notice Escrow Share Property” means all Escrow Share Property as of the Last Notice Date (including First Release Escrow Share Property to the extent not previously distributed), and all other Escrow Share Property received by the Escrow Agent pursuant to Section 1.1 or I.2(a) and Tendered Cash received by the Escrow Agent, in each case after such date.

(D)         “Payment Date” means, in respect of an Unpaid Claim, the date (such date not to be earlier than the First Release Date) on which the Sellers’ Representative deposits with the Escrow Agent, as Escrow Share Property, Tendered Cash in respect of such claim.

(E)         “Sale Order” means a market not held percentage of volume order not less than 20% of the days trading volume while simultaneously sourcing and seeking liquidity (demand) on a best efforts basis.

(F)         “Tendered Cash” means, in respect of an Unpaid Claim, cash which the Sellers’ Representative deposits with the Escrow Agent as Escrow Share Property and specifies in a notice given to the Escrow Agent and the Buyer on or before the date of such deposit that such cash is to be available for distribution to the Buyer at such time as the liquidation of Escrow Share Property in respect of such claim would otherwise be required pursuant to this Agreement; provided that the amount of such cash is at least equal to the amount of such Unpaid Claim.

(G)         “VWAP” means in respect of any publicly traded security and date, the simple arithmetic average of the daily volume weighted average price of such security as determined by Bloomberg during a period of 30 consecutive trading days ending on and including the trading day immediately preceding such date.

(vii)         Termination. This Agreement shall terminate, without any act by any party, upon the final distribution of all of the Escrow Share Property in accordance with the terms of this Agreement.

(f)          Investment of Cash. The Escrow Agent shall invest cash included in the Escrow Share Property in The BNY Mellon Cash Reserve. All income from such investment shall be distributed to the Sellers’ Representative upon and in accordance with the written direction of the Sellers’ Representative and shall not constitute Escrow Share Property. The Escrow Agent will not be liable for any losses resulting from any investment made in accordance with the terms of this Section I.3(f). The Escrow Agent will have the right to liquidate any investments held in accordance with the terms of this Section in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent will not be liable for any loss incurred at such liquidation which is due to fluctuations in market rates, depreciation in the value of the investment or penalties incurred in connection with any such liquidation. In addition, the Escrow Agent shall not be responsible for assuring that the cash is sufficient for the disbursements contemplated hereunder.

(g)          Transaction Restrictions. From and after the date on which Escrow Share Property is required to be liquidated pursuant to Section I.3(a)-(e) (determined without regard to any limitation on sale arising under Rule 144) in respect of an Unpaid Claim and until such claim is no longer outstanding, none of the Sellers or any Principal shall (and each shall cause each of its affiliates whose sales would be aggregated with it for purposes of Rule 144 to not) engage in any transaction in the securities of KCAP that would reduce the volume of securities that may be liquidated by the Escrow Agent hereunder at any time. For the avoidance of doubt, neither the liquidation of Escrow Share Property pursuant to this Agreement nor the transfer of securities (including Escrow Share Property) (pursuant to a tender offer or exchange offer or pursuant to any sale or exchange in respect of securities (including Escrow Share Property) arising by operation of law, including, without limitation, a merger, consolidation or recapitalization), shall be deemed to be a transaction engaged in by the Sellers or any of their affiliates for purposes of this Section I.3(g).

(h)          Instructions. Each of the Buyer and the Sellers’ Representative agree that any joint written instruction delivered to the Escrow Agent with respect to sales effected pursuant to Section I.3(b), (c) or (e)(iii) shall instruct the Escrow Agent that no such Sale Order shall be placed during the three Business Day period commencing with the date on which such sale is first required to occur at a price less than 90% of VWAP for such shares as of the date such sale is first required to occur (which price and period the Buyer and Sellers’ Representative agree to specify in such joint written instruction). The instruction shall also state that following such three Business Day period, such Sale Order shall be executed without regards to the VWAP limitation described in this Section I.3(h). The Escrow Agent shall effect all the sales referred in the immediately preceding sentence in accordance with such instructions.

(i)          Further Assurances. The Sellers, the Sellers’ Representative and each Principal shall execute and deliver such certificates, instruments and instructions to the Escrow Agent and take such other actions, and the Escrow Agent shall execute and deliver such instruments, as may be requested and which are reasonable and customary in respect of sales made pursuant to Rule 144 to give effect to the provisions of this Agreement including, without limitation, the liquidation of Escrow Share Property or the Escrow Cash Property as specified in this Agreement.

(j)          Escrow Agent Disclaimer. Escrow Agent may enter into subcontracts, agreements and understandings with any BNYM Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Escrow Agent from its obligations hereunder. “BNYM Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation. In liquidating Escrow Shares hereunder, the Escrow Agent shall not be responsible or liable for (i) the sales price of such Escrow Shares (including but not limited to any losses associated with fluctuations in market rates or depreciation in the value of the Escrow Shares) which are sold in accordance with this Agreement or any instruction given by Buyer and/or Sellers’ Representative in accordance therewith; (ii) verifying the sufficiency of the proceeds of such liquidation for distribution purposes hereunder; or (iii) evaluating or certifying compliance with any securities laws, rules or regulations. The liquidation of Escrow Shares hereunder shall be subject to customary settlement timing for the sale of restricted securities.

4.           Distribution of Escrow Cash Property

The Escrow Agent is directed to hold and distribute the Escrow Cash Property in accordance with this Section I.4.

(a)          Cash Release Dates. No later than five Business Days following each Cash Release Date (as defined in Schedule I.4), the Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to distribute to the Sellers’ Representative and/or to the Buyer, as the case may be, the Cash Release Amount (as defined in Schedule I.4) applicable to such Cash Release Date.

(b)          Investment of Cash. The Escrow Agent shall invest cash included in the Escrow Cash Property in The BNY Mellon Cash Reserve. All income from such investment shall be distributed to the Sellers’ Representative upon and in accordance with the written direction of the Sellers’ Representative and shall not constitute Escrow Cash Property. The Escrow Agent will not be liable for any losses resulting from any investment made in accordance with the terms of this Section I.4(b). The Escrow Agent will have the right to liquidate any investments held in accordance with the terms of this Section in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent will not be liable for any loss incurred at such liquidation which is due to fluctuations in market rates, depreciation in the value of the investment or penalties incurred in connection with any such liquidation. In addition, the Escrow Agent shall not be responsible for assuring that the cash is sufficient for the disbursements contemplated hereunder.

5.           Addresses

Notices, instructions and other communications shall be sent to:

If to the Escrow Agent, to:

The Bank of New York Mellon

Corporate Trust Administration

101 Barclay Street-Floor 8W

New York, New York 10286

Telephone number: (212) 815-3219

Facsimile number: (212) 815-5877

Attn: Matthew Louis

If to Buyer, to:

Commodore Holdings, L.L.C.

c/o Kohlberg Capital Corporation

295 Madison Avenue - 6th Floor

New York, NY 10017

Telephone number: (212) 455-8300

Facsimile number: (212) 983-7654

Attention: Dayl Pearson, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Telephone number: (617) 951-7802

Facsimile number: (617) 235-0514

Attention: Craig Marcus

If to the Sellers or the Sellers’ Representative, to:

HBK Caravelle, LLC

Trimaran Fund Management, LLC

1325 Avenue of the Americas, 34th Floor

New York, NY 10019

Telephone number: 212-616-3710

Facsimile number: 212-616-3794

Attention: Jay Bloom

Telephone number: 212-616-3730

Facsimile number: 212-616-3794

Attention: Dean Kehler

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone number: (212) 728-8278

Facsimile number: (212) 728-9278

Attention: Laurence Weltman

6.           Compensation

(a)          The Escrow Agent shall be paid by Buyer an annual fee of $7,500, payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement. The annual fee shall not be pro-rated for any portion of a year.

(b)          Buyer shall pay all activity charges as per Escrow Agent’s current fee schedule.

(c)          Buyer shall be responsible for, and shall reimburse Escrow Agent upon demand for, all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement. Nothing in this Section I.6(c) shall affect the Buyer’s and the Sellers’ Representative’s obligations in Section II.9 and 22.

7.           Tax Matters; Ownership

(a)          Ownership. The Sellers shall be treated as the owners of the Escrow Cash Property and the Escrow Share Property (together with any net income or net gain from the Escrow Cash Property and the Escrow Share Property) for tax reporting purposes, unless and until the proceeds from any liquidation thereof are paid to Buyer pursuant to Section I.3 or I.4, as the case may be. As of the date hereof, each of the Principals has a 50% beneficial interest in the Escrow Cash Property and Escrow Share Property. The Sellers’ Representative may, upon notice to the Escrow Agent and the Buyer, change such beneficial interest. The Escrow Agent shall distribute Escrow Cash Property, Escrow Share Property and cash required to be distributed to the Sellers’ Representative hereunder to the Principals as the Sellers’ Representative may so instruct in a notice given by the Sellers’ Representative to the Escrow Agent and the Buyer.

(b)          Appointment of Sellers’ Representative. Each Seller hereby irrevocably appoints TFM as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, with full and exclusive power and authority to act on such Seller’s behalf (the “Seller’s Representative”). The appointment of the Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Each Seller may, by notice pursuant to Section II.8, designate any other entity to act as the Sellers’ Representative under this Agreement.

II.          TERMS AND CONDITIONS:

1.          The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between Buyer and the Sellers (including but not limited to the Purchase Agreement) or to which Buyer and the Sellers are parties, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from either of Buyer or the Sellers. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.          This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.          If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Share Property or the Escrow Cash Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Share Property or the Escrow Cash Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.          (a)          Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from either of Buyer or the Sellers’ Representative or any entity acting on behalf of either of Buyer or the Sellers’ Representative (and the Escrow Agent shall have no responsibility to verify the accuracy or validity of any information contained in any such instruction, notice, demand, certificate or document), (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians so long as the Escrow Agent appoints such party with due care, (iv) for an amount in excess of the value of the Escrow Share Property and the Escrow Cash Property, valued as of the date of deposit or (v) for any variation in the value of the Escrow Share Property or Escrow Cash Property as a result of changes in the market price of the KCAP Common Stock or other securities or other property held as Escrow Share Property or Escrow Cash Property.

(b)          Escrow Agent may consult with legal counsel at the expense of the Buyer as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(c)          Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.          Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6.          Escrow Agent shall provide to each of Buyer and the Sellers’ Representative monthly statements identifying transactions, transfers or holdings of Escrow Share Property and Escrow Cash Property and each such statement shall be deemed to be correct and final upon receipt thereof by Buyer and the Sellers’ Representative, respectively, unless Escrow Agent is notified in writing to the contrary within thirty (30) Business Days of the date of such statement.

7.          Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.          Notices, instructions or other communications shall be in writing and shall be given to the address set forth in Section I.5 herein (or to such other address as may be substituted therefor by written notification to Escrow Agent, Buyer, the Sellers and Sellers’ Representative). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division at the address provided in Section I.5. A notice to Buyer, any Seller or Sellers’ Representative shall be deemed to be given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the address provided for Buyer, any Seller or Sellers’ Representative, as the case may be, in Section I.5. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Buyer or the Sellers’ Representative or by a person or persons authorized by Buyer or the Sellers’ Representative. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business. The Escrow Agent may request that the Buyer, the Sellers and the Sellers’ Representative deliver a certificate setting forth the names of individuals and or titles of officers authorized at such time to take specific actions pursuant to this Agreement and shall be entitled to rely upon such certificate until a new certificate is delivered to Escrow Agent.

9.          Buyer shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against, any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part); provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10.         (a)          Buyer and the Sellers’ Representative may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by each of Buyer and the Sellers’ Representative. Escrow Agent may resign at any time by giving ten (10) calendar days’ prior written notice thereof.

(b)          Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, Buyer and the Sellers’ Representative shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrow Share Property and the Escrow Cash Property to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, Buyer and the Sellers’ Representative.

(c)          Upon receipt of the identity of the successor Escrow Agent (the “Successor Escrow Agent”), Escrow Agent shall deliver the Escrow Share Property and the Escrow Cash Property then held hereunder to the Successor Escrow Agent.

(d)          Upon delivery of the Escrow Share Property and the Escrow Cash Property to the Successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(e)          Anything in this Agreement to the contrary notwithstanding the Escrow Agent shall have no recourse to the Escrow Share Property or the Escrow Cash Property for its fees, costs or other payments to be made thereto hereunder.

11.         (a)          In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Share Property and the Escrow Cash Property, unless Escrow Agent receives written instructions, signed by Buyer and the Sellers’ Representative, which eliminates such ambiguity or uncertainty.

(b)          In the event of any dispute between or conflicting claims by or among Buyer and the Sellers’ Representative and/or any other person or entity with respect to any Escrow Share Property or Escrow Cash Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Share Property or Escrow Cash Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Buyer or the Sellers’ Representative for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by Buyer.

12.         This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of Buyer, each of the Sellers and the Sellers’ Representative hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. Each of Buyer, each of the Sellers and the Sellers’ Representative hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any of Buyer, any Seller or the Sellers’ Representative may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each of Buyer, each of the Sellers and the Sellers’ Representative waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.         Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14.         The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15.         Each of Escrow Agent, Buyer, each Seller and the Sellers’ Representative hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Escrow Agent, Buyer, such Seller or the Sellers’ Representative, as applicable, do not and will not violate any applicable law or regulation.

16.         The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.         This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18.         No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York Mellon” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

19.         The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

20.         This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

21.         The Escrow Agent does not have any interest in the Escrow Share Property or the Escrow Cash Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Buyer shall pay or reimburse the Escrow Agent upon request the amount of any transfer taxes or other taxes relating to the Escrow Share Property or the Escrow Cash Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Share Property or the Escrow Cash Property and is not responsible for any other reporting. This Section, Section I.6 and Section II.9 shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

22.         Buyer shall indemnify and hold harmless the Escrow Agent against any and all Losses incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent’s reliance upon and compliance with instructions or directions given by facsimile or electronic transmission by Buyer or Sellers’ Representative, as the case may be; provided, however, that such losses have not arisen from the gross negligence or willful misconduct of the Escrow Agent, it being understood that the failure of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is in fact, an authorized person, does not constitute gross negligence or willful misconduct.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

COMMODORE HOLDINGS, L.L.C.

By:	/s/ DAYL PEARSON
Name: Dayl Pearson
Title: President

HBK CARAVELLE, L.L.C.

By:	/s/ JAY R. BLOOM
Name: Jay R. Bloom
Title: Managing Member

TRIMARAN FUND MANAGEMENT, LLC

By:	/s/ JAY R. BLOOM
Name: Jay R. Bloom
Title: Managing Director

THE BANK OF NEW YORK MELLON, as Escrow Agent

By:	/s/ COLETTE R. WOLSKO
Name: Colette R. Wolsko
Title: Vice Persident

TRIMARAN FUND MANAGEMENT, LLC, as Sellers’ Representative

By:	/s/ JAY R. BLOOM
Name: Jay R. Bloom
Title: Managing Director

Exhibit A

FORM OF INDEMNIFICATION CLAIM OBJECTION

[_____________]

[_____________]

[_____________]

Attention: [_____]

Re:	Indemnification Claim Objection to Distribution from Escrow Account #[__________] (the “Escrow Account”)

Pursuant to Section I.3(a) of that certain Escrow Agreement, dated as of February 29, 2012 (the “Escrow Agreement”), by and among THE BANK OF NEW YORK MELLON (“Escrow Agent”), COMMODORE HOLDINGS, L.L.C. (the “Buyer”), TRIMARAN FUND MANAGEMENT, LLC (“TFM”), HBK CARAVELLE, L.L.C. (“HBK” and, together with TFM, the “Sellers”) and the Sellers’ Representative (as defined therein) (the “Sellers’ Representative”), the undersigned hereby provides written notice of its objection to the liquidation or disbursement of any amount of the Escrow Account pursuant to the notice of Buyer dated as of [__________], 201[__] (the “Indemnification Notice”).

[If objection only in part to the Buyer Indemnification Claim—The undersigned agrees that only $[__________] of the amounts set forth in the Indemnification Notice are subject to dispute, and therefore, the Escrow Agent may liquidate Escrow Share Property in the amount of $[__________] from the Escrow Account and distribute the proceeds of such liquidation to Buyer to the account or accounts designated by Buyer in the Indemnification Notice.]

IN WITNESS WHEREOF, the undersigned has caused this notice to be executed and delivered on [__________], 201[__].

SELLERS’ REPRESENTATIVE:

By:

Schedule I.4

“Cash Release Amount” means (i) if the Company is entitled under the CLO IV CMA to receive the full CLO IV Management Fee for the entire the three month period ending on the applicable Cash Release Date, $500,000 to be paid to the Sellers’ Representative or (ii) if the Company is not entitled under the CLO IV CMA to receive the full CLO IV Management Fee for any part of such three month period ending on the applicable Cash Release Date, (A) $500,000 less the Partial Release Amount to be paid to the Buyer and (B) the Partial Release Amount to be paid to the Sellers’ Representative. Any reduction in the CLO IV Management Fee resulting from any waiver effected by or on behalf of the Company shall, unless the same is part of a settlement, compromise or consent to entry of judgment permitted by Section 7.04(d) of the Purchase Agreement, be disregarded for purposes of determining the Cash Release Amount and the Company shall be deemed to be entitled to receive such reduced amount notwithstanding such waiver.

“Cash Release Date” means each of March 1, 2012, June 1, 2012, September 1, 2012, December 1, 2012 and March 1, 2013.

“CLO IV Management Fee” means the management fees payable to the Company pursuant to Section 7 of the Collateral Management Agreement, dated September 29, 2005, between Trimaran CLO IV Ltd. and Trimaran Advisors, L.L.C, as amended, in the form such section exists as of the date hereof.

“Partial Release Amount” means, with respect to a particular Cash Release Date, 50% of the amount of any CLO IV Management Fee actually received by with Company with respect to the three month period ending on such Cash Release Date.

- 23 -